EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-76006) pertaining to the CTI Industries Corporation 2001 Stock Option Plan, in the Registration Statement (Form S-8 No. 333-76008) pertaining to the CTI Industries Corporation 1999 Stock Option Plan and Registration Statement (Form SB-2 No. 333-31969), of our report dated April 15, 2003, on the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2002 which report is incorporated by reference in this Annual Report on Form 10-K of CTI Industries Corporation and Subsidiaries for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois

April 27, 2005